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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 5

              ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported.

[  ] Form 4 Transactions Reported.

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   ZEHRER               TERRENCE                LEE
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   (Last)               (First)                 (Middle)

                         2008 1/2 NOB HILL AVE. NO.
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                                  (Street)

   SEATTLE              WASHINGTON              98109
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   (City)               (State)                 (Zip)


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2. Issuer Name AND Ticker or Trading Symbol


   UDATE.COM, INC. (UDAT.OB)
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3. I.R.S. or Identification Number of Reporting Person if an entity
   (Voluntary)


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4. Statement for Month/Year

   12/31/02
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing
   (check Applicable Line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                         2.                         3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                       Transaction                Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security        Date                       Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (Month/Day/                (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
                         Year)
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
COMMON STOCK                                                                                     6,100,505(FN1) D
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

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
             2.                                                                                           Deriv-    of
             Conver-                           5.                              7.                         ative     Deriv-   11.
             sion                              Number of                       Title and Amount           Secur-    ative    Nature
             or                                Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-                             Securities    Date              Securities        Price    Bene-     ity:     In-
             cise     3.                       Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-          4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action          Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date            action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month/         Code     4, and 5)     Date     Expira-            Number  ity      Year      (I)      ship
Security     Secur-   Day/            (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)           8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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

Explanation of Responses:

(FN1) Reflects a reduction of 678.5 shares to correct a previous rounding error.






  /s/ Terrence Lee Zehrer                                 February 6, 2003
---------------------------------------------            -----------------------
      Terrence Lee Zehrer                                         Date
      **Signature of Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is filed by more than one reporting person, see instruction 4(b)(v). Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.